Exhibit 99.1

Waste Industries USA, Inc. Announces Dividend Increase

Raleigh, North Carolina, March 22, 2007 – Waste Industries USA, Inc. (Nasdaq: WWIN), a regional, non-hazardous solid waste services company, today announced that its Board of Directors approved a 20% increase in the Company’s quarterly dividend.

The dividend will increase from $0.10 to $0.12 per share of common stock and is payable April 16, 2007 to shareholders of record at the close of business on April 2, 2007. The dividend increase raises the annual dividend to $0.48 per share of common stock.

Jim W. Perry, President and Chief Executive Officer, stated, “Based on our strong performance in 2006 and our continued positive free cash flow, we are pleased to reward our shareholders with this increase in our quarterly dividend payment. This is the fourth time over the past two years our Board of Directors has approved a dividend increase and reflects their continued confidence in our strategic initiatives.”

Waste Industries USA, Inc. is a vertically integrated solid waste services company that provides collection, transfer, disposal and recycling services to commercial, industrial and residential customer locations in the states of North Carolina, South Carolina, Virginia, Tennessee, Georgia and Mississippi.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 about expectations and assumptions about the payment of future dividends. The Company’s cash dividend policy and the payment of future cash dividends under that policy are subject to the continuing determination by the Board of Directors that the policy remains in the best interests of the Company’s shareholders and in compliance with laws applicable to the declaration and payment of cash dividends and financial and other covenants contained in the Company’s revolving credit facility. Factors that could affect the Board’s decision on dividends include risks and uncertainties that could affect the Company’s operations, such as increases in fuel prices, risks in the development and operation of landfills, economic trends, weather conditions, managing growth and other risks set forth from time to time in the Company’s SEC filings.